Exhibit (k)(4)

FUND SUB-SERVICES AGREEMENT

between

AMERICAN NATIONAL STOCK TRANSFER, LLC

and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1

2.	DUTIES OF GFS	2

3.	FEES AND EXPENSES	3

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4

5.	EXPENSES ASSUMED BY ANST	6

6.	REPRESENTATIONS AND WARRANTIES	7

7.	CONFIDENTIALITY	8

8.	PROPRIETARY INFORMATION	9

9.	ADDITIONAL FUNDS AND CLASSES; CHANGES TO THE TA SERVICES PROVIDED BY GFS	9

10.	ASSIGNMENT AND SUBCONTRACTING	10

11.	EFFECTIVE DATE, TERM AND TERMINATION	10

12.	LIAISON WITH ACCOUNTANTS/ATTORNEYS	11

13.	MISCELLANEOUS	11

Appendices

Appendix I	Sub-Transfer Agency Services

Appendix II	List of Funds, Services and Fees

AMERICAN NATIONAL STOCK TRANSFER, LLC

FUND SUB-SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (this “Agreement”) effective as of the 10th day of February 2014, and between AMERICAN NATIONAL STOCK TRANSFER, LLC, a Delaware limited liability company ("ANST") and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130 (“GFS”).

WHEREAS, ANST has been engaged by American Real Estate Income Fund, a Delaware statutory trust (the “Trust”), to provide transfer agency services for and on behalf of the Funds (as defined below), pursuant to a Fund Services Agreement, dated as of the date hereof, between the Trust and ANST (the “Fund Services Agreement”); and

WHEREAS, the Trust is a closed -end investment company registered as such with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets and liabilities; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix II attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 9, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, ANST desires to appoint GFS as a sub-transfer agent to perform on behalf of the Funds such of the services identified in Appendix I as ANST shall delegate to GFS pursuant to Appendix II (collectively the “TA Services”); and

WHEREAS, GFS is willing to provide such TA Services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, ANST and GFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	ANST, on behalf of each of the Funds listed in Appendix II, hereby appoints GFS to provide the Funds with the TA Services for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish such TA Services, subject to and in accordance with the terms and conditions hereof.

(b)	In connection therewith ANST has delivered (or caused to be delivered) to GFS copies of:

(i)	the Trust's Amended and Restated Agreement and Declaration of Trust and By-Laws, each dated as of January 7, 2014, (the "Organizational Documents");

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(ii)	the Trust's Registration Statement on Form N-2 and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended, and the 1940 Act (the "Registration Statement");

(iii)	the Trust’s Notification of Registration under the 1940 Act on Form N-8A, as filed with the SEC;

(iv)	each Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented from time to time, the "Prospectus");

(v)	each Fund’s current plan and/or agreement for shareholder servicing (if any) adopted by the Trust;

(vi)	each Fund’s investment advisory agreement and sub-advisory agreement(s) (if any);

(vii)	each Fund’s underwriting agreement;

(viii)	contact information for each of the Trust’s and/or the Funds’ service providers, including but not limited to, ANST and each adviser, sub-advisor, administrator, custodian, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	the policies and procedures adopted by the Trust on behalf of each Fund in accordance with Rule 38a-1 under the 1940 Act (the “Fund Compliance Manual”).

(c)	ANST shall promptly furnish (or cause to be furnished) to GFS copies of all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing ANST as the Trust’s transfer agent and granting ANST the authority to enter into this Agreement with GFS.

2.	DUTIES OF GFS

GFS’s specific duties with respect to each of the TA Services are detailed in Appendix I to this Agreement.

(a)	In order for GFS to perform the TA Services, ANST shall (or shall cause the Trust to) (i) cause all service providers to the Trust and/or the Funds to furnish GFS with any and all necessary information in such service provider’s possession, and to assist GFS as may reasonably be required and (ii) ensure that GFS has access to all records and documents that GFS needs to perform the TA Services and that are maintained by the Trust or any service provider on behalf of the Trust and/or any Fund.

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(b)	GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent ANST, the Trust or any Fund in any way or otherwise be deemed an agent of ANST, the Trust or any Fund.

(c)	Whenever, in the course of performing its duties under this Agreement, GFS determines that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify ANST and the Trust’s Chief Compliance Officer and legal counsel of such violation.

3.	FEES AND EXPENSES

(a)	Fees. As compensation for the TA Services provided by GFS pursuant to this Agreement, ANST agrees to pay GFS the fees set forth in Appendix II attached hereto. Fees will begin to accrue with respect to each Fund on the later of (i) the date of this Agreement or (ii) the date GFS begins providing TA Services to such Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by the Trust’s Organizational Documents, the Fund’s currently effective Prospectus, generally accepted accounting principles, and any applicable policies or resolutions adopted by the Board. GFS will render, after the close of each month in which TA Services have been furnished, a statement reflecting all of the charges for such month. TA Services provided for partial months shall be subject to pro ration.

(b)	Expenses. GFS will bear its own expenses in connection with the performance of the TA Services under this Agreement, except (i) to the extent expressly provided otherwise in Section 5 or Appendix III, or (ii) as may otherwise be agreed to in writing by the parties. In addition to the fees payable under Section 3(a) above, ANST agrees to reimburse GFS for any reasonable out-of-pocket expenses incurred or advances made by GFS that are reimbursable in accordance with the provisions of Section 5 or Appendix III.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the “Effective Date” for each Fund as set forth on Appendix II), the base and/or minimum fees enumerated in Appendix II attached hereto, may be increased by GFS by a percentage equal to the percentage change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the last day of the calendar month immediately preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS Agrees to provide ANST prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and any reimbursement of expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the rate of twelve percent (12%) per annum.

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(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by GFS pursuant to this Agreement shall be the property of the Trust, and shall be surrendered to ANST promptly upon request by ANST in the form in which such Records have been maintained or. GFS agrees to maintain a backup set of Records (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Trust’s and/or the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

(f)	De-Conversion Fees. Upon termination of this Agreement, GFS will charge a “De-Conversion” fee to compensate GFS for providing to the Trust’s and/or each Fund’s new service providers, all material records, history and data maintained by GFS under this Agreement. The amount of the De-Conversion fees are specified in Appendix II attached hereto. In addition, in certain circumstances, GFS reserves the right to be reimbursed for out-of-pocket expenses associated with the De-Conversion.

(g)	Post-Engagement Audit Support Fees. After a De-Conversion, GFS is often called upon to provide support to the Trust’s and/or the Funds’ service providers and to assist with a Fund’s annual audit. Services provided by GFS to accommodate such a request following termination of this Agreement shall be subject to GFS’s standard hourly rates existing at the time of the request. ANST agrees to compensate GFS, at GFS’s standard hourly rates, for accommodating such a request following termination of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of GFS. ANST shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to ANST’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by ANST contained in this Agreement, or which arise out of ANST’s gross negligence, willful misconduct or lack of good faith, with respect to ANST’s performance hereunder or in connection with this Agreement.

(b)	Indemnification of ANST. GFS shall indemnify and hold ANST harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s gross negligence, willful misconduct or lack of good faith, with respect to GFS’s performance of the TA Services to be provided hereunder or in connection with this Agreement.

(c)	Reliance. Except to the extent that GFS may have violated the standard of care set forth in Section 4(a) above or be otherwise liable to indemnify ANST pursuant to Section 4(b) above, ANST shall hold GFS harmless and GFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of ANST, the Trust, their officers, independent auditors or legal counsel;

(ii)	any oral instruction which it, in good faith, has a reasonable basis to believe was transmitted by the person or persons authorized by ANST or the Board to give such oral instruction pursuant to the parties standard operating practices;

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(iii)	any written instruction or certified copy of any resolution of ANST or the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof which GFS has a reasonable basis to believe has been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document which GFS has a reasonable basis to believe is genuine and has been signed or presented by ANST, the Trust, or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Board; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and which GFS has a reasonable basis to believe is genuine and has been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from ANST or the Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS has a reasonable basis to believe is genuine.

At any time, GFS may apply to ANST or to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement and, subject to the standard of care set forth in Section 4(a) above, GFS and its agents or subcontractors shall not be liable and shall be indemnified by ANST on behalf of the Trust and the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. GFS agrees to consult first with ANST before engaging in any non-routine legal consultation that may result in additional legal costs to ANST, the Trust or the Funds.

(d)	Errors of Others. GFS shall not be liable to ANST, the Trust or the Funds for any losses arising out of the errors of other service providers, including, without limitation, the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by GFS (if any)) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust, except (i) for any such losses arising out of the errors of any sub-contractors retained by GFS pursuant to section 10(b) below, or (ii) to the extent such losses arise out of GFS’s own gross negligence, willful misconduct or lack of good faith.

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(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund’s investment adviser(s).

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Consequential Damages. Notwithstanding any other provision of this Agreement, a party’s maximum liability to the other party under this Section 4 arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to such other party. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

(h)	Separate Pools of Assets; No Personal Liability. Notwithstanding anything herein to the contrary, GFS acknowledges and agrees that (i) each Fund represents a separate pool of assets and liabilities from any other Funds subject to this Agreement, (ii) the liabilities or obligations of ANST hereunder in respect of each Fund are several to the liabilities or obligations of ANST hereunder in respect of any other Fund, and (iii) to the extent GFS is entitled to receive payments in respect of any Fund under this Agreement pursuant to section 3, section 4 or otherwise, GFS acknowledges that ANST shall look only to the assets of the applicable Fund for such payment, and that no other Fund nor any of the Trust’s trustees, officers, employees, agents , or shareholders, whether past, present or future, shall be liable therefore.

5.	EXPENSES ASSUMED BY THE TRUST

(a)	Notwithstanding anything herein to the contrary, the Trust shall be responsible for paying its own expenses relating to the operation of the Trust or any of the Funds, including without limitation:

(i)	taxes payable by the Trust or any of the Funds;
(ii)	interest payable by the Trust or any of the Funds;
(iii)	brokerage fees and commissions payable by the Trust or any of the Funds;

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(iv)	fees for trustees who are not “interested persons” of the Trust (as such term is defined in the 1940 Act);
(v)	SEC registration and filing fees (including EDGAR filing fees);
(vi)	state blue sky registration or qualification fees;
(vii)	advisory fees;
(viii)	custodian fees;
(ix)	transfer and dividend disbursing agents' fees;
(x)	insurance premiums;
(xi)	outside auditing expenses;
(xii)	costs of maintaining the Trust’s legal existence;
(xiii)	costs of preparing, printing and distributing prospectuses for regulatory purposes;
(xiv)	costs of preparing, printing and distributing shareholders' reports;
(xiv)	costs of holding Board and shareholders meetings;
(xv)	Trust legal fees; and
(xvii)	any extraordinary expenses incurred by the Trust or any Fund.

(b)	To the extent GFS advances any expenses on behalf of the Trust or any Fund that are properly payable by the Trust pursuant to this Section 5, ANST shall cause GFS to be reimbursed for such advances in accordance with the provisions of Section 3(b) above.

6.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to ANST that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement; and

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of ANST. ANST represents and warrants to GFS that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	The Trust is a trust duly organized and existing and in good standing under the laws of the State of Delaware;

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(iv)	The Trust is a closed-end management investment company registered as such under the 1940 Act;

(v)	The Registration Statement has been filed with the SEC and such Registration Statement will be effective with respect to each Fund prior to such Fund commencing operations, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of each Fund being offered for sale; and

(vi)	Each Fund’s Organizational Documents, Registration Statement and Prospectus are, in all material respects, true and accurate and in conformance with applicable federal and state securities laws.

7.	CONFIDENTIALITY

GFS and ANST agree that all books, records, information, and data pertaining to the business of the other party, the Trust and each Fund, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	release such information as permitted or required by law or approved in writing by ANST or the Trust (as applicable), which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by ANST, the Trust, or the Trust’s investment adviser (as applicable); and

(d)	provide information to each Fund’s service providers to the extent such service provider requires such information to perform its duties on behalf of the Trust and/or the Funds.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from ANST or the Trust to any person that is not affiliated with such entity or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

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8.	PROPRIETARY INFORMATION

(a)	Proprietary Information of GFS. ANST acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) are of substantial value to GFS or the third party. ANST agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by ANST, the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	In no event shall (i) GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data, or (ii) Trust Proprietary Information or Customer Data be deemed GFS Proprietary Information. Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8. The obligations of this Section 8 shall survive any earlier termination of this Agreement.

9.	ADDITIONAL FUNDS AND CLASSES; CHANGES TO THE TA SERVICES PROVIDED BY GFS

(a)	In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become classes (or Funds) under this Agreement with necessary changes made to Appendix II; provided, however, that either GFS or ANST may elect not to make any such series or classes subject to this Agreement.

(b)	Notwithstanding anything herein to the contrary, the parties acknowledge that from and after the first anniversary of the date on which the Trust commences operations, ANST may elect (in its sole discretion) to assume the obligation to perform certain of the TA Services otherwise to be provided by GFS under the terms of this Agreement. If ANST elects to perform such TA Services, ANST shall provide GFS with not less than ninety (90) days’ advanced written notice of such election. Upon GFS’s receipt of any such notice, GFS and ANST will negotiate in good faith an appropriate reduction in the scope of TA Services described in Appendix I and a corresponding reduction in the fees described in Appendix II.

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10.	ASSIGNMENT AND SUBCONTRACTING

(a)	This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party.

(b)	GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from ANST hereunder.

11.	EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written (the “Effective Date”).

(b)	Term. This Agreement shall remain in effect for an initial term of three (3) years from the Effective Date and shall continue in effect for successive twelve-month terms, provided that such continuance is specifically approved at least annually by ANST and the Board.

(c)	Termination Events. This Agreement may be terminated upon the occurrence of any of the following events:

(i)	This Agreement may be terminated by either party with respect to any Fund or in its entirety at the end of the initial term or any subsequent renewal term upon ninety (90) days’ prior written notice to the other party.

(ii)	Notwithstanding anything herein to the contrary, this Agreement shall terminate automatically with respect to any Fund(s) or in its entirety upon termination of the Fund Services Agreement with respect to such Fund(s) or in its entirety.

(iii)	This Agreement may be terminated by either party upon thirty (30) days’ written notice to the other party in the event of a material breach by the other party. The defaulting party shall have the right to attempt to cure a breach within such thirty-day notice period. If the breach is not cured within said period, then the non-defaulting party shall have the right to terminate this Agreement immediately. In such event, either party may submit any claims they may have against the other party to arbitration, in accordance with Section 12(g) below.

(iv)	In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund(s).

(d)	Effect of Termination. Upon the termination of this Agreement with respect to any Fund or in its entirety:

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(i)	GFS shall have no further obligation to provide TA Services to the terminating Fund(s);

(ii)	all outstanding payments due with respect to such Fund(s) under this Agreement shall become immediately due and payable to GFS, including (x) any unpaid fees earned through the date of termination, and (y) the balance of all future minimum fees due under the remaining term of this Agreement;

(iii)	GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to each terminating Fund and its shareholders; and

(iv)	The parties’ obligations under Sections 3, 4, 7, 8, 11 and 12 shall survive any termination of this Agreement

12.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

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Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To ANST:	To GFS:

John H. Grady	Andrew Rogers
Executive Vice President	Chief Executive Officer
American National Stock Transfer, LLC	Gemini Fund Services, LLC
405 Park Avenue	17605 Wright Street, Suite 2
New York, NY 10022	Omaha, NE 68130
Telephone: (646) 861-7729	Telephone: (631) 470-2669
jhgrady@rcsecurities.com	andrewr@geminifund.com

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With a copy to:	With a copy to:

Gregory Merz	Brian Nielsen, Esq.
Proskauer Rose LLP	Gemini Fund Services, LLC
1001 Pennsylvania Avenue, NW	17605 Wright Street, Suite 2
Suite 400 South	Omaha, Nebraska 68130
Washington, DC 20004-2533	Telephone: (402) 895-1600
Telephone: (202) 416-5846	briann@nstar-financial.com
gmerz@proskauer.com

(j)	Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

AMERICAN NATIONAL STOCK TRANSFER, LLC		GEMINI FUND SERVICES, LLC

By:	/s/ John H. Grady	By:	/s/ Andrew Rogers
	John H. Grady		Andrew Rogers
	Vice President		Chief Executive Officer

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APPENDIX I

Sub-Transfer Agency Services

With respect to each Fund electing Sub-Transfer Agency Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, the Fund Compliance Manual, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Provide the services of a sub-transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

a.	maintaining all shareholder accounts;
b.	preparing shareholder meeting lists;
c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing shareholder reports and prospectuses to current shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
i.	providing account information in response to inquiries from shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)	As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

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6)	Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

9)	Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s and/or the Fund’s principal underwriter;

10)	Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Trust on a regular basis with each Fund’s total number of shares that are authorized and issued and outstanding.

Issuance of Shares.

GFS, in its capacity as sub-transfer agent, shall make original issues of Shares in accordance with the Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.	an opinion of the Trust’s legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify GFS for any liability arising from the failure of the Trust to comply with such section or the rules thereunder.

The responsibility of GFS for each Fund’s state registration status is solely limited to the reporting of transactions to the Trust, and GFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

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Transfer of Shares.

Transfers of Shares shall be registered on the shareholder records maintained by GFS. In registering transfers of Shares, GFS may rely upon the Uniform Commercial Code as in effect in the State of Nebraska or any other statutes that, in the opinion of GFS’s legal counsel, protect GFS and the Trust from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As sub-transfer agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after GFS or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as GFS is credited with Federal Funds with respect to that check.

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Lost Shareholders.

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to GFS certain AML duties under this Agreement, as permitted by law and in accordance with the Trust’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to GFS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund. GFS’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

•	detect and report suspicious activities;

•	comply with “know your customer” requirements;

•	monitor high-risk accounts; and

•	maintain required records.

GFS shall provide for proper supervision and training of its personnel. With respect to assisting the Trust with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with a Fund (a “Customer”), GFS will assist the Fund(s) through the use of the following:

•	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;

•	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number[1];

•	procedures to verify the identity of a Customer within a reasonable time after the account is opened;

1 An identification number may be a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

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•	procedures for maintenance of records relating to Customer identification and supporting the verification; and

•	procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Customer, GFS may rely on documents, so long as, based on that information, GFS can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or

•	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by GFS, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that GFS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then GFS may, as appropriate:

•	not open an account for the Customer;

•	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;

•	close an account, after attempts to verify a Customer’s identity have failed; or

•	assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

The Trust represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

In consideration of the performance of the duties by GFS pursuant to this Section, the Trust agrees to pay GFS for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, GFS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements. Any out of pocket expenses occurred in this regard are due and payable by the Fund.

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Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that a fund’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where it, through itself or its agent, purchases or redeems shares directly from a fund, its principal underwriter or transfer agent, or through a registered clearing agency. The Trust shall ensure that its principal underwriter enters into such agreements, which permits GFS as sub-transfer agent to request information from such financial intermediaries to insure that the Trust’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Trust’s procedures in this regard would trigger the information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the respective Fund.

Processing through the National Securities Clearing Corporation (the “NSCC”).

GFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by GFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by GFS; (ii) issue instructions to each Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Sub-Transfer Agency Records.

GFS shall maintain the following shareholder account information:

•	name, address and United States Tax Identification or Social Security number;
•	number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
•	historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;
•	any stop or restraining order placed against a shareholder’s account;
•	any correspondence relating to the current maintenance of a shareholder’s account;
•	information with respect to withholdings; and
•	any information required in order for GFS to perform any calculations by this Agreement.

GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Sub-Transfer Agency Services. Any modification of the Sub-Transfer Agency Services provided by GFS as set forth in this Appendix I shall be delivered to ANST in writing.

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